Exhibit 4.20

Beijing Housing Lease Contract

Party A (lessor): Qin Xia

Party B (lessee): Shanghai Xiao-i Robot Technology Co., Ltd.

Party C (Asset Management Party): Supplier D

According to the provisions of the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A, Party B, and Party C, on an equal and voluntary basis, sign this contract to abide by the terms of Party B’s lease of Party A’s house and Party C’s rental management of Party A’s house assets through friendly consultation and consensus.

Article 1 Basic Information of the House

(1) The house is located at Building 607B, No. 1, No. 46 Dongzhimenwai Street, Dongcheng District (County), Beijing. The leased area has a building area of 298.99 square meters (ultimately based on the building area indicated in the property ownership certificate), and the property ownership certificate number is [   ].

(2) The first party guarantees that the ownership certificate of the leased property is true and valid, and that the housing facilities meet the rental conditions.

Article 2: Rental situation of the house

Lease purpose; Office, housing planning purpose: For office, a house that can be registered for industrial and commercial purposes according to the planning purpose and relevant government regulations, Party A shall provide Party B with its ID card

And a copy of the property ownership certificate, Party B shall handle the industrial and commercial registration matters at the relevant departments on its own, and Party B shall bear the risk of unsuccessful registration.

Article 3 Lease Term

(1) The lease term of this contract is 3 years.

From February 2, 2019 to February 1, 2022,

(2) Upon the expiration of the contract, if Party B still uses the house, Party B shall notify Party A 90 days in advance and sign a new lease agreement after mutual agreement

Similarly, under the same market conditions, Party B has the priority right to lease; If Party B fails to submit a written renewal application 90 days in advance, it shall be deemed that Party B has waived the right to renew the lease. During this period, Party B shall cooperate with Party A to lead future tenants to view the house.

Article 4 Rent Settlement

(1) Rent standard

The second party shall pay the rent (settled in RMB) to the first party according to the following standards:

From February 2, 2019 to February 1, 2020, the rent is ¥ 76187.10 yuan/month (in words: seventy-six thousand and one hundred and eighty-seven yuan)

One jiao per month);

From February 2, 2020 to February 1, 2021, the rent is ¥ 79996,45 yuan/month (in words: seventy-nine thousand nine hundred and ninety-six yuan)

Yuan Si Yu Wu Fen/Month)

From February 2, 2021 to February 1, 2022, the rent is ¥ 79996.45 yuan/month (in words: seventy-nine thousand nine hundred ninety-six yuan and forty-five cents/month);

(2) The rental payment method is:

From February 2, 2019 to February 1, 2022, the second installment will be paid in full;

1. Deposit: ¥ 134960.00 (in words: One hundred and thirty-four thousand nine hundred and sixty yuan only), paid before January 17, 2019.

2. The deposit is the legal performance guarantee deposit delivered by Party B to Party A. If Party B violates the provisions of this contract before the expiration of the lease term, the deposit will not be refunded as a penalty. Party B shall settle the expenses that should be borne, and Party A shall refund the remaining deposit to Party B within 3 working days after moving the business registration address and tax control out of this house.

3. The first installment rent is ¥ 228561.30 yuan (in words: Two Hundred and Twenty Eight Thousand Five Hundred and Sixty One Yuan and Thirty Jiao Only), paid before January 17, 2019; The rent shall be paid every three months, and the next installment of rent shall be paid before the 15th day of the starting date of the payment month. The second installment of rent shall be paid before April 17, 2019, the third installment of rent shall be paid before July 17, 2019, and so on for each installment of rent during the contract period.

(3) The settlement method for rent is: online payment (third-party payment platform online payment)

The second party needs to log in to the official website of Liangshi Network to enter the personal center and make online payments based on the billing information. The login website is: htp://www.liangshipower.com

Name of recipient (payer) of Party B’s bill:

Party B’s bill receiving (payer) mobile phone number:

After this contract takes effect, it shall be deemed that Party B has clearly understood and recognized the above rent payment method. Party B shall pay the rent to Party A according to the agreed rent standards and payment methods, and shall not refuse or delay payment for any reason. The second party shall ensure the authenticity and validity of the payer’s name and mobile phone number. If the second party needs to change the above information, it shall notify the first party in writing three working days before the payment date. If the second party fails to notify the first party in writing in a timely manner, resulting in the second party not paying the rent in full or overdue, all responsibilities shall be borne by the second party.

Article 5: Method of bearing relevant expenses

(1) During the lease term, Party B shall bear the relevant expenses (such as water, electricity, gas, broadband, parking, energy deposit, refrigeration, heating and cooling conversion fees, etc.) during the use period. Party B shall pay according to the payment notice provided by the property management agency.

(2) During the lease term, if Party B needs to install a phone or broadband in this room, the relevant fees shall be borne by Party B.

(3) The rent in this contract only includes property management fees, heating fees, and taxes that need to be paid for renting the house. After receiving the rent paid by Party B, Party A shall cooperate with Party B to issue a rent value-added tax ordinary invoice or a rent value-added tax special invoice. If the Party B or the national tax department fails to issue the rent value-added tax invoice in a timely manner due to policy adjustments or other reasons, all risk responsibilities and expenses incurred shall be borne by Party B. This clause is not subject to the validity period of the contract.

Article 6 Rights and Obligations of Party A

(1) The first party shall ensure that the main building structure and basic equipment and facilities of the leased property can meet the usage requirements, and shall not affect the normal use of the second party.

(2) If the main structure, fixed pipeline lines, and fixed facilities (including heating, cooling, ventilation, water supply and drainage facilities) of the house are naturally damaged, malfunctioned, or damaged due to reasonable use, Party A shall be responsible for maintenance, and Party B may promptly notify Party C to handle it on its behalf.

Article 7 Rights and Obligations of Party B

(1) During the lease term, if Party B needs to decorate or modify the leased property, Party B shall obtain written consent from Party A, and the decoration or modification shall comply with

According to relevant national laws and regulations as well as property management regulations, Party B shall not demolish or damage the main structure of the leased area building.

(2) Due to the decoration or use of Party B, the main structure, fixed pipeline lines, and facilities of the room are damaged or malfunctioning. Party B shall promptly repair or compensate according to the price.

(3) During the lease term, Party B shall engage in legitimate business activities and shall not violate relevant national laws, regulations, and judicial documents. Otherwise, Party B shall bear all losses caused to Party A as a result. If the leased property is subject to mandatory measures such as lockdown by relevant authorities due to the illegal and irregular behavior of Party B, Party B shall compensate Party A for the rental losses incurred during this period.

Article 8 Rights and Obligations of Party C

(1) The first party authorizes the third party to sign the housing lease contract on behalf of the first party and manage the leased property; Party C accepts the commission of Party A to supervise and manage the lessee’s performance and use of the property on behalf of Party A; If Party B violates the provisions of this contract, Party C has the right to exercise all the rights and obligations of Party A under this contract in its own name, and has the right to propose to terminate this contract and demand that Party B bear the responsibility for breach of contract.

(2) If the lease term expires or this contract is terminated due to the breach of contract by Party B, Party C has the right to act on behalf of Party A to reclaim the leased property and complete relevant procedures.

Article 9 Termination of Contract

(1) This contract may be terminated by mutual agreement between Party A and Party B.

(2) If the performance of this contract cannot be continued due to force majeure, this contract shall be automatically terminated.

(3) If Party A has one of the following circumstances, Party B has the right to unilaterally terminate the contract:

1. The delivered house has significant safety issues, resulting in Party B being unable to use it normally for 15 working days.

2. The main structure of the house is severely damaged, causing Party B to be unable to use the house normally.

3. Party A does not have the right to rent this house.

4. The first party terminates the contract in advance,

(4) If Party B falls under any of the following circumstances, Party A has the right to unilaterally terminate the contract and immediately take back the house, and Party A shall also have the right to dispose of any items left by Party B in the house

Not responsible for storage and compensation:

1. Not paying rent as agreed for up to 3 days.

2. Without the written consent of Party A, sublease, sublease or sublet the property to a third party without authorization.

3. Engaging in illegal activities or endangering public safety, obstructing others’ normal work and life.

4. Unauthorized demolition or destruction of the main structure and fixed facilities of the house, or significant safety hazards caused by Party B’s decoration.

5. The second party terminates the contract in advance.

Article 10 Liability for Breach of Contract

(1) If Party A falls under one of the circumstances stipulated in Article 9 (3), Party A shall pay Party B a penalty of 2 months’ rent as the standard, and refund it at the same time

The second party has paid the deposit and unused rent for the lease term; If Party B falls under one of the circumstances stipulated in Article 9 (4), it shall pay a rent of 2 months as the standard

Party A shall pay a penalty for breach of contract.

(2) During the lease term, if Party A reclaims the property for personal use or Party B terminates the lease in advance, Party A shall notify the other party 3 months in advance. If Party A fails to notify the other party in advance, the defaulting party shall

2 months of rent shall be paid to the non breaching party as compensation for rent not notified in advance, and Party B shall cooperate with Party A to lead future tenants to inspect the house

The first paragraph of the liability for breach of contract clause shall be applied in conjunction with each other.

(3) The business registration, business license, and tax control of Party B in the leased property shall be moved out within 10 days after the termination of the lease agreement. If Party B fails to move out within the deadline, Party B shall pay the rent to Party A based on the number of days overdue, and Party A has the right to apply to the industry and commerce department to classify Party B’s company as abnormal operation until Party B actually moves out the business license and tax control. Party A shall refund the remaining deposit to Party B

(4) If this contract is terminated prematurely due to the breach of contract by Party B (including the expiration of the lease term), Party B shall vacate the house and return the house to Party A within the agreed time of termination or termination; If Party B fails to vacate the house on its own within the agreed time, Party A has the right to immediately take back the house and keys, and has the right to take self-help measures such as changing locks, cutting off water and electricity, and preventing personnel from entering and operating in the leased area. At the same time, Party B’s belongings can be cleared out of the house. Party A does not assume any responsibility for storage or compensation, and Party B agrees to bear all consequences and responsibilities arising from this.

Article 11 Dispute Resolution

Any disputes arising under this contract shall be resolved through consultation between the parties involved; If the negotiation fails, the parties shall file a lawsuit with the people’s court with jurisdiction in accordance with the law, or apply for arbitration in accordance with separately agreed arbitration clauses or arbitration contracts.

Article 12 Miscellaneous

(1) Both parties agree that if a notice is required during the performance of the contract, it shall be made in writing (including but not limited to mail delivery, email, SMS, WeChat, etc.). The specific delivery date is: mail delivery shall be based on the second working day after the letter is sent, and email, SMS, and WeChat shall be based on the time of arrival at the other party’s device.

(2) The address written in this contract shall be the effective delivery address for any written notice under this contract. If delivery cannot be made due to the recipient’s rejection or address error, it shall be deemed that the notifying party has given written notice in accordance with this contract three days after the date of payment (based on the postmark). If either party changes their contact address, they shall promptly notify the other party.

(3) This contract shall come into effect after being signed or stamped by Party A, Party B, and Party C. Party C, as the management party of Party A’s property assets, may act on behalf of Party A Sign this contract. This contract is made in triplicate, with Party A, Party B, and Party C each holding one copy. After the effectiveness of this contract, all parties shall Changes or supplements shall be made in writing as an attachment to this contract,

Party A (lessor): Qin Xia

Contact address:

contact information:

agent:

October 17, 2018

Party B (lessee): Shanghai Xiao-i Robot Technology Co., Ltd.

Contact address:

contact information:

agent:

Party C (Asset Management Party)

Contact address:

contact information:

agent

Supplementary Agreement

Party A: Qin Xia

Party B: Shanghai Xiao-i Robot Technology Co., Ltd.

Party C; Supplier D

On October 7, 2018, Party A, Party B, and Party C signed the “Beijing Housing Lease Contract” (hereinafter referred to as the “Contract”) on the premises of Building 607B, Building 1, No. 46 Dongzhimenwai Street, Dongcheng District (County), Beijing

Now, Party A, Party B, and Party C have reached the following agreement regarding the performance of the contract:

1、 Supplementary Provisions

1. Upon the expiration of one year of contract performance, the remaining monthly rent during the contract period shall be increased by 5% based on the standard for the first year.

2. After mutual consultation and agreement, the rent of this property includes property fees, heating fees, and taxes for issuing value-added tax invoices. Due to the adjustment of national tax policies, the invoicing tax rate of this property has been changed by 12%. The net rent for the first year is ¥ 67480.00 yuan/month, and the tax amount is ¥ 8707.10 yuan/month; The net rent for the second and third years is ¥ 70854.00 yuan/month, and the tax amount is ¥ 9142.40 yuan/month; After receiving the rent paid by Party B, Party A shall cooperate with Party B to issue a value-added tax special invoice every six months. During the performance of the lease agreement, if there are adjustments to national tax policies, the actual tax shall be determined based on the actual tax rate.

3. The second party has paid a deposit of ¥ 145118.00 for the house and has paid the rent to November 1, 2019. After deducting the difference of ¥ 10158.00 from the deposit, the second party needs to compensate the first party with a total tax difference of ¥ 22494.9 from September 2, 2019 to November 11, 2019.

4. After consultation and agreement among Party A, Party B, and Party C, this contract adopts online payment (third-party payment platform online payment). Party B needs to log in to the official website of Liangshi Network to enter the personal center and make online payment based on the billing information. The login website is: http://www.liangshipower.com 。

5. After mutual consultation and agreement, this contract is a replacement contract signed with Shanghai Zhizhen Intelligent Network Technology Co., Ltd. on October 17, 2018. From the date of signing this contract, the original contract (URS-XS-KJ-18110165) shall be invalidated and the original contract deposit and remaining rent shall be recovered and transferred to this contract. This contract shall continue to be executed by Party A, Party B, and Party C.

2、 This agreement shall be an integral part of the contract from the effective date and shall have the same legal effect as the contract. In case of any conflict between the contents of this agreement and the contract, this agreement shall prevail.

3、 This agreement is made in triplicate, and shall come into effect after being signed or stamped by Party A, Party B, and Party C. Party A, Party B, and Party C each hold one copy, which has the same legal effect.

Party A (lessor): Qin Xia

Contact address:

contact information:

agent:

September 25, 2019

Party B (lessee): Shanghai Xiao-i Robot Technology Co., Ltd.

Contact address:

contact information:

agent:

Party C (Asset Management Party)

Contact address:

contact information:

agent